Exhibit 99.1

FOR FURTHER INFORMATION:
David I. Vickers, Chief Financial Officer
(440) 878-2941

Gayle M. Vixler, Senior Vice President
(440) 572-8848

Ceres Group Reports First Quarter 2005 Results
and Announces Stock Repurchase Program

Cleveland, OH, May 4, 2005

For the quarter:

•	Net income of $4.8 million ($0.14 per share)

•	Senior Segment pre-tax income of $3.3 million

•	Medical Segment pre-tax income of $3.1 million

Ceres Group, Inc. (NASDAQ: CERG) today reported net income of $4.8 million ($0.14 per share) for the first quarter of 2005. Net income includes $0.2 million ($0.01 per share) from net realized investment gains; $0.8 million ($0.02 per share) from net unrealized investment losses related to securities classified as trading with respect to investments in convertible securities; and a $1.0 million ($0.03 per share) federal income tax benefit related to the reduction of federal income tax reserves associated with the elimination of the company’s untaxed policyholder surplus account exposure. This compares to net income of $6.2 million ($0.18 per share) for the first quarter of 2004, including $0.1 million from net realized investment gains and a $1.9 million ($0.05 per share) benefit related to a decrease in the valuation allowance for deferred taxes.

Ceres also announced that its board of directors has authorized the repurchase of up to $10 million of its outstanding common stock. The company expects to purchase the shares from time to time in the open market or in private transactions. The program is effective immediately and may be discontinued at any time. As of March 31, 2005, Ceres had approximately 34.6 million shares of common stock outstanding.

“The approval of this repurchase program reflects our ongoing confidence in Ceres’ future,” said Tom Kilian, president and chief executive officer of Ceres. “It is consistent with our goal of maximizing shareholder value and prudently managing our capital, which includes maintaining appropriate capital levels to support future growth and current financial strength ratings. We also believe that at current prices our stock is a compelling value and represents an attractive investment for the company.”

Segment Results
Ceres reports its financial results in two primary business segments: Senior and Medical.

Ceres Group, Inc.

Senior Segment (Medicare supplement, long-term care, dental, life insurance, and annuities)
Pre-tax income for the quarter was $3.3 million, including $0.2 million from net realized investment gains and $1.0 million from net unrealized investment losses related to trading securities. This compares to pre-tax income of $2.5 million in the first quarter of 2004.

Benefits, claims, losses and settlement expenses in the Senior Segment were $38.5 million, compared to $33.8 million in the first quarter of 2004. The Senior Segment benefit and claims loss ratio was 76.9%, compared to 77.4% in the first quarter of 2004. The improvement in the Senior Segment loss ratio in the first quarter of 2005 was due primarily to favorable long-term care experience, partially offset by an expected increase in the Medicare supplement loss ratio from 69.1% in the first quarter of 2004 to 71.9% in the first quarter of 2005. The Medicare supplement loss ratio is expected to be approximately 70% for the full year 2005 compared to 71.9% for 2004.

“We are pleased that premiums in our Senior Segment increased 15% compared with the first quarter of last year,” Kilian said. “Obviously, the rate increases we filed for in 2004 and implemented this quarter, as well as the new premium we wrote in 2004 had a positive impact. New senior sales were not as strong in the first quarter as we would have liked. This was caused by the entry of some new competitors into the market and by the impact of the rate increases we implemented. We expect to respond to this sales challenge by adding senior products to our Provident American Life and Health Insurance Company subsidiary this year and recruiting distribution to sell through this additional senior platform. We are also rolling out new senior life products and expect them to impact sales in the second half of the year.”

Medical Segment (catastrophic and comprehensive medical plans)
Pre-tax income for the quarter was $3.1 million, including $0.1 million from net realized investment gains and $0.2 million from net unrealized investment losses related to trading securities. This compares to pre-tax income of $4.6 million in the first quarter of 2004.

Benefits, claims, losses and settlement expenses in the Medical Segment were $38.9 million, compared to $42.8 million in the first quarter of 2004. The Medical Segment benefit and claims loss ratio was 68.8%, compared to 65.6% in the first quarter of 2004. The loss ratio was impacted by increased severity of large claims, unfavorable experience on our partially self-funded small group (Partnership) plan and a strengthening of claim reserves. The loss ratio in the Medical Segment is expected to be higher in the balance of 2005 consistent with historical quarterly seasonality patterns.

In addition, results for the quarter were impacted by a higher-than-anticipated decline in deferred acquisition costs (DAC) in the Medical Segment, due to higher lapse rates on both new and renewal business. The decline in DAC was $1.4 million, or nearly double the anticipated amount. The rate of decline is expected to moderate in subsequent quarters.

“New sales in the Medical Segment increased compared with both the first and fourth quarters of 2004,” Kilian said. “However, the premium decline in our Medical Segment was higher than we anticipated due to increased lapse rates on new and renewal business. We expect this decline to moderate throughout the balance of the year. In the second quarter, we plan to launch a new portfolio of higher margin major medical products designed to meet a variety of lifestyles and budgets.”

Outlook
“We are continuing with our aggressive plan to manage both of our business segments for profitability, remaining committed to our goal of steady long-term growth,” Kilian said. “To achieve

Ceres Group, Inc.

this goal, we are focusing on new products, improving sales and strengthening relationships with our agents. Providing excellent service also remains a top priority.”

“For 2005, in our Senior Segment, we plan to continue to refine our rating process for both profitability and competitiveness,” Kilian added. “We expect to achieve improved profits in the Medical Segment in 2005 through expense reductions and continued attention to improving our long-term profit margins.”

The company expects to achieve net income in a range of $0.50 to $0.53 per diluted share for 2005, based on continued growth in the company’s Senior Segment, and stabilization of the revenue decline and improved claims trends in the company’s Medical Segment. In the company’s outlook for 2005, projected net income per share excludes the impact of net realized investment gains or losses.

A conference call with management regarding first quarter 2005 results is scheduled for 10:00 a.m. (Eastern) on Thursday, May 5, 2005. To listen to the live conference call over the Internet, go to www.ceresgp.com or http://phx.corporate-ir.net/playerlink.zhtml?c=71415&s=wm&e=1055944. To listen to the webcast, please log onto this site at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available after the call.

FINANCIAL TABLES TO FOLLOW

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
REVENUES
Premiums, net
Medical	$56,566	$65,227
Senior and other	50,070	43,602

Total premiums, net	106,636	108,829
Net investment income	6,083	6,263
Net realized/unrealized (losses) gains	(840)	108
Fee and other income	4,588	5,217

	116,467	120,417

BENEFITS, LOSSES AND EXPENSES
Benefits, claims, losses and settlement expenses
Medical	38,920	42,814
Senior and other	38,486	33,750

Total benefits, claims, losses and settlement expenses	77,406	76,564
Selling, general and administrative expenses	32,512	33,611
Net amortization and change in acquisition costs and value of business acquired	441	3,474
Interest expense and financing costs	175	172

	110,534	113,821

Income before federal income taxes	5,933	6,596
Federal income tax expense	1,084	422

Net income	$4,849	$6,174

Net income per share
Basic	$0.14	$0.18
Diluted	0.14	0.18

Weighted average shares outstanding
Basic	34,536	34,394
Diluted	34,671	35,038

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Investments	$479,656	$494,951
Cash and cash equivalents	38,614	22,635
Reinsurance receivable	131,657	130,345
Deferred acquisition costs	67,813	67,074
Value of business acquired	10,884	10,952
Goodwill and licenses	14,097	14,097
Other assets	23,527	25,939

Total assets	$766,248	$765,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Policy liabilities and benefits accrued	$494,776	$489,829
Deferred reinsurance gain	6,093	6,562
Other policyholders’ funds	18,516	19,016
Debt	10,125	10,750
Other liabilities	31,212	35,018

Total liabilities	560,722	561,175
Stockholders’ equity	205,526	204,818

Total liabilities and stockholders’ equity	$766,248	$765,993

Equity per common share:
After accumulated other comprehensive income (1)	$5.95	$5.93
Before accumulated other comprehensive income (1)	5.86	5.72
Book value per share excluding goodwill and licenses	5.54	5.52

(1)	Accumulated other comprehensive income relates primarily to the net unrealized gain (loss) on available-for-sale securities.

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
INDUSTRY SEGMENT DATA
Unaudited
(in thousands)

	Three Months Ended
	March 31,
	2005	2004
Medical
Revenues
Net premiums	$56,566	$65,227
Net investment income	971	1,246
Net realized/unrealized (losses) gains	(81)	34
Fee and other income	3,961	4,725

	61,417	71,232

Expenses
Benefits and claims	38,920	42,814
Other operating expenses	19,415	23,851

	58,335	66,665

Segment profit before federal income taxes	$3,082	$4,567

Senior and Other
Revenues
Net premiums	$50,070	$43,602
Net investment income	5,112	5,017
Net realized/unrealized (losses) gains	(874)	(36)
Fee and other income	627	492

	54,935	49,075

Expenses
Benefits and claims	38,486	33,750
Other operating expenses	13,167	12,796

	51,653	46,546

Segment profit before federal income taxes	$3,282	$2,529

Corporate and Other
Revenues
Net investment income	$—	$—
Net realized gains	115	110

	115	110

Expenses
Interest expense and financing costs	175	172
Other operating expenses	371	438

	546	610

Segment loss before federal income taxes	$(431)	$(500)

Income before federal income taxes	$5,933	$6,596

Medical loss ratio	68.8%	65.6%
Senior loss ratio	76.9%	77.4%
Overall loss ratio	72.6%	70.4%

Ceres Group, Inc.

About Ceres Group
Ceres Group, Inc., through its insurance subsidiaries, provides a wide array of health and life insurance products through two primary business segments. Ceres’ Medical Segment includes major medical health insurance for individuals, families, associations and small businesses. The Senior Segment includes senior health, life and annuity products for Americans age 55 and over. To help control medical costs, Ceres also provides medical cost management services to its insureds. Ceres’ nationwide distribution channels include independent agents and electronic distribution systems. Ceres is included in the Russell 3000® Index. For more information, visit www.ceresgp.com.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the company. Forward-looking statements are statements other than historical information or statements of current condition. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements herein should not be regarded as representation by the company or any other person that the objectives or plans of the company will be achieved. Many factors could cause actual results to differ materially from those contemplated by such forward-looking statements, including, among others, failure to accurately predict claims liabilities, ability to develop, market and administer new and competitive products, the failure to successfully implement the business plans (including the company’s growth strategy) for the company and its subsidiaries, business conditions and competition in the healthcare industry, developments in healthcare reform and other regulatory issues (including failure to meet statutory capital requirements), rising healthcare costs, adverse outcomes in litigation and related matters, performance of our reinsurers, and failure to comply with financial and other covenants in our loan agreements. This review of important factors should not be construed as exhaustive. Investors and others should refer to Ceres’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q and other periodic filings, for a description of the foregoing and other factors. Ceres undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###